Exhibit 99.1

FOR IMMEDIATE RELEASE

Equinox Fund Management, LLC Appoints New Member to Executive Committee

Denver, Colorado – (January 6, 2011.) Equinox Fund Management, LLC (“Equinox”), an asset management firm specializing in alternatives, is pleased to announce the appointment of David P. DeMuth, to the Executive Committee of The Frontier Fund, Equinox’s public managed futures fund. The Frontier Fund is a family of funds available to retail investors, which carries a low minimum investment requirement ($1,000 in most states) and features daily liquidity.

Mr. DeMuth replaces Ajay Dravid, Ph.D., who served on the Executive Committee from March 2009 through December 2010. Dr. Dravid was recently named Director of Risk Management at Solon Capital, LLC, an affiliate of Equinox. In his new role, he will be responsible for the establishment and oversight of investment and risk management procedures and systems for product offerings firm-wide. His full-time appointment created a vacancy on the Executive Committee for The Frontier Fund.

Mr. DeMuth has many years of experience as a senior finance and operations professional. He is a Co-Founder of CFO Consulting Partners LLC, providing interim CFO services to public and private companies.

Mr. DeMuth’s previous positions include appointments as the Interim Co-Chief Financial Officer and Treasurer at Kodak Polychrome Graphics (a $2 billion global manufacturer of graphic arts materials), the Division Vice President of Continental Grain Company (a multi-billion provider of commodities and financial services) as well as and Director of Tax Services at PepsiCo Inc. (a multi-billion global consumer products beverage and food company). His industry experience includes technology, real estate development, financial services, and consumer products. Mr. DeMuth specializes in global risk management and regulatory compliance. He has created corporate strategies to manage financial reporting, financial and operations risks, and compliance with regulatory authorities internationally.

Mr. DeMuth holds a BS in Accounting from Loyola University, and an MBA in Finance from LaSalle University. He is a Certified Public Accountant (CPA).

“We are thrilled to have David on the Executive Committee,” said Robert J. Enck, President and Chief Executive Officer of Equinox. “His strong financial services experience and expertise, particularly his global focus on risk management, will be invaluable to The Frontier Fund. We thank Ajay for his service, and look forward to his continued insight and sage, professional counsel.”

The Frontier Fund

The Frontier Fund is a family of public managed futures funds with more than $850 million in assets under management as of December 31, 2010. As a public managed futures fund, The Frontier Fund is regulated by the SEC, the CFTC and the NFA. The Fund is subject to public reporting requirements.

The Frontier Fund is publicly available to non-accredited investors in most states. The Fund is accessible through many Broker Dealers, as well as through Registered Investment Advisers, and is on several institutional platforms.

Equinox Fund Management, LLC

Expertise, Innovation and Education in Alternative Investments for the Individual Investor

Equinox’s Senior Management has collectively decades of experience in creating and distributing managed futures investments. In addition to The Frontier Fund, Equinox is the sponsor of MutualHedge Frontier Legends Fund, a 1940 Act mutual fund, as well as other private offerings.

For more information, please contact:

Robert J. Enck

Equinox Fund Management, LLC

303-837-0600

equinoxfundmanagement.com

benck@equinoxllc.com

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

This is not an offer to sell or a solicitation of an offer to buy interests in the products sponsored by Equinox Fund Management, LLC or any other security. Such offer can be made only by Prospectus, which is available upon request.